EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-29288, 33-29290, 33-82258, 33-82260, 333-111263, 333-111264, 333-117066, 333-136945, and 333-154777 pertaining to various employee stock incentive plans and Form S-3 No. 333-145615) and in the related prospectuses of our reports dated March 17, 2011 with respect to the consolidated financial statements and schedule of X-Rite, Incorporated and subsidiaries and the effectiveness of internal control over financial reporting of X-Rite, Incorporated and subsidiaries, included in this Annual Report (Form 10-K) for the fiscal year ended January 1, 2011.

/s/    Ernst & Young LLP

Grand Rapids, Michigan

March 17, 2011